Exhibit 5.1

[Goodwin Procter LLP Letterhead]

May 20, 2005

La Quinta Corporation
909 Hidden Ridge, Suite 600
Irving, Texas 75038

La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, Texas 75038

RE: Joint Registration Statement on Form S-8

Ladies and Gentlemen:

We are furnishing this opinion to you in our capacity as counsel to La Quinta Corporation, a Delaware corporation (“LQ Corporation), and La Quinta Properties, Inc., a Delaware corporation (“LQ Properties,” and together with LQ Corporation, the “Companies”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Joint Registration Statement on Form S-8 to which a copy of this opinion will be attached as an exhibit (the “Joint Registration Statement”) relating to 10,000,000 paired shares of common stock, par value $.01 per share, of LQ Corporation and Class B common stock, par value $.01 per share, of LQ Properties (the “Paired Shares”) that the Companies may issue pursuant to the La Quinta Corporation 2005 Incentive Compensation Plan (the “Plan”).

As such counsel for the Companies, we have examined copies of the Plan, each of the Companies’ Amended and Restated Certificates of Incorporation and each of the Companies’ Bylaws, each as presently in effect, and such records, certificates and other documents of the Companies as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, The Commonwealth of Massachusetts and the Delaware General Corporation Law and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts and Delaware.

Based on the foregoing, and having regard for such legal considerations as we deemed relevant, we are of the opinion that, upon issuance and delivery of the Paired Shares against payment therefor in accordance with the terms of the Plan and any agreement thereunder, the Paired Shares will be legally issued, fully paid and non-assessable.

The foregoing assumes all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to being named as counsel to the Companies in the Joint Registration Statement and to the inclusion of this opinion as an exhibit to the Joint Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP